Exhibit 10.1
Energy Focus, Inc.
Executive Bonus Plan

Objectives of the Executive Bonus Plan:
The Energy Focus, Inc. Executive Bonus Plan (or the “Plan”) is designed to provide an effective means to motivate and compensate eligible executive officers, on an annual basis, by providing for an award based on the achievement of business and individual performance objectives achieved throughout the year commencing on January 1 and ending on December 31 of each year (“Plan Year”). This Plan is intended to be the Company’s primary method of granting annual bonuses to its executive-level “officers”, as defined under Rule 16a-1 of the Securities Exchange Act (“Officers”). However, the Company may, in certain circumstances, grant bonuses outside of this Plan, in the sole discretion of the Board of Directors (“Board”) or the Compensation Committee of the Board (the “Compensation Committee”).
Bonuses are a “pay for performance” award, in that any payout under the Plan is subject to the achievement of specific performance goals by the Company and by the applicable individual Officer during the Plan Year. The Company believes that such compensation can be a highly effective form of compensation that can enhance the employer-employee relationship and better align common Company and individual goals and objectives. Also, by providing a bonus structure, the Company will create and maintain a culture of performance and reward, which will in-turn motivate and increase the retention of its key employees, and also enhance the Company’s enterprise value.
Eligibility and Administration:
All full-time Officers of the Company will be eligible to be considered for designation by the Board or the Compensation Committee as a participant in the Plan. All participants must comply with the terms and conditions outlined in the Plan and with general employment practices and policies of Energy Focus, Inc.

To qualify for a bonus, the participant,

•	must be considered an active employee at the time of the payout of the bonus

•	must have worked for the Company at least ninety (90) days during the Plan Year
The Company’s Chief Financial Officer (CFO) will submit the amounts payable under the Plan following the terms of the Plan to the Compensation Committee for approval on an annual basis. The Board or the Compensation Committee may grant exceptions to the above eligibility criteria at its discretion.
Effective Date:
This Plan is effective as of January 1, 2017 with respect to Plan Years beginning on such date and thereafter until terminated, amended or superseded by the Board or the Compensation Committee. This Plan supersedes all plans, agreements and/or terms previously in effect as related to Officer bonuses.

Plan Design:
Each participant is assigned a target bonus amount under the Plan, as a percentage of such participant’s annual base salary in effect as of the end of the Plan Year. The bonus that may be earned under the Plan is determined based on two components – Company Performance and Individual Performance.
Company Performance is measured by the criteria established for the applicable Plan Year recommended by the Compensation Committee and approved by the Board, which shall consist of a Minimum, Target and Maximum level of achievement that will correspond to the payout amounts for achieving such levels designated for each participant.
For purposes of this Plan, the criteria used for Company Performance shall be any one or more of the following, either individually, alternatively or in any combination, on a basis consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) or on a non-GAAP or adjusted GAAP basis, applied to either the Company as a whole or to a subsidiary, business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) net revenue, sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activities; (iii) earnings (including gross margin) or adjusted earnings before interest, taxes, depreciation and amortization, as adjusted to exclude certain non-cash items; (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) net revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating net revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxvix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee or customer retention.
Individual Performance is measured through the Company’s annual Performance Evaluation process completed for such participant. Additionally, the accomplishments identified and completed on the Strategic Focus & Priorities Plan (Key Performance Indicators) for such participant will be taken into account for Individual Performance.
In the event the Company does not reach the Minimum performance for the applicable Plan Year for any of the applicable Company Performance metrics, no bonuses will be payable with respect to the Individual Performance component, irrespective of the objectives achieved. In addition, the Board or the Compensation Committee may, in its sole discretion, adjust amounts payable to any participant downward or upward to reflect such considerations as it may in its sole discretion deem to be appropriate.

Subject to the foregoing:
(a)    the Minimum payout is achieved when the Company Performance reaches the Minimum threshold level, the Target payout is achieved when the Company Performance reaches the Target threshold level and the Maximum payout is achieved when the Company reaches or surpasses the Maximum value, with a linear scale of amounts applicable between such points; and
(b)     in the event that performance with respect to any Company Performance metric is below the Minimum for such metric, the Plan pays no bonus amount to the participant for such metric; however, amounts may still be earned with respect to another metric or Individual Performance if at least the Minimum level for a metric is achieved.

I.
Subject to the terms of the Plan, Bonus Eligibility based on Job title/category - as a percentage of salary (these percentages are applied separately to each component of the bonus (as set forth below)):

Title	Minimum	At Target	Maximum
Chief Executive Officer	50% of salary	100% of salary	150% of salary
Chief Financial Officer	25% of salary	50% of salary	100% of salary
Executive Vice President or Other Officer	25% of salary	50% of salary	100% of salary

II.	Subject to the terms of the Plan, distribution based on Company Performance and Individual Performance as a percent of total bonus:

Title	Company Performance	Individual Performance
Chief Executive Officer	70% of bonus	30% of bonus (1)
Chief Financial Officer	70% of bonus	30% of bonus
Executive Vice President or Other Officer	70% of bonus	30% of bonus
(1) The Individual Performance measures will be specific financial or non-financial Company objectives approved by the Compensation Committee or the Board for the applicable Plan Year.

III.
For the Plan Year beginning on January 1, 2017, Company Performance is based on two components – Total Company Net Revenue (“Net Revenue”) and Total Adjusted EBITDA (Adjusted Earnings before Interest, Taxes, Depreciation and Amortization and adjusted to exclude non-cash items, such as stock-based compensation) (“Adjusted EBITDA”) as reported in or, in the case of Adjusted EBITDA, calculated from the Company’s annual form 10-K as filed with the Securities Exchange Commission. The Compensation Committee shall recommend and the Board shall approve the values which correspond to the Minimum, Target and Maximum payout levels under the Plan. Unless otherwise decided by the Board, the Minimum value with respect to each Company Performance metric shall represent achievement of 80% of the Target value and the Maximum value shall represent achievement of 120% of the Target value. The Board may, at its sole discretion, approve different Company Performance metrics for subsequent Plan years.

The portion of a participant’s 2017 bonus based on Company Performance shall be allocated between each metric as set forth below (in each case, subject to the applicable payout percentage for achieving the Minimum, Target and Maximum levels as set forth above):

Title	Net Revenue	Adjusted EBITDA
Chief Executive Officer	70%	30%
Chief Financial Officer	70%	30%
Executive Vice President or Other Officer	70%	30%

Calculation Mechanics:

•
Company Performance metrics shall be calculated by reference to amounts in the Company’s audited financial statements, to the extent applicable, with such adjustments thereto as may be approved by the Compensation Committee.

•
Each Company Performance metric is exclusive of each other. For example, for 2017, the Company may reach Net Revenue at Target and Adjusted EBITDA at Maximum and each such component of a bonus will be calculated separately to arrive at total bonus for the participant.

•
Individual Performance is measured based on the objective and subjective achievement, as determined by the Compensation Committee, of the Strategic Focus & Priorities Plan (Key Performance Indicators) for such participant.

•	Bonuses earned for Participants hired during the Plan year will be pro-rated from the Participant’s hire date through December 31st.
Timing of Bonus Payments:

•
Bonus amounts will be calculated following conclusion of the applicable Plan Year. The total bonuses for the year and the amount payable to each Officer must be approved by the Compensation Committee (or the Board) and will be paid by the end of the full calendar quarter following such approval.

Modifications to Bonus Plan:

•	The Plan can be modified at the discretion of the Compensation Committee or the Board as it deems necessary or appropriate at any time.

•	The establishment of this Plan, or any provisions within this Plan do not confer upon any employee the right to continued employment with the Company.

•
The Company hereby reserves the right to seek repayment or recovery of a bonus, as appropriate, notwithstanding any contrary provision of the Plan, pursuant to any recovery, recoupment, clawback and/or other forfeiture policy adopted or maintained by the Company from time to time, and under any applicable law or regulation or the standards of any stock exchange on which the Company’s shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Company may also specify with respect to a particular bonus that the participant’s rights, payments and benefits with respect to such bonus shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, which may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, a termination of the participant’s employment for cause, or other conduct by the participant that is detrimental to the business or reputation of the Company and/or its affiliates.

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